Exhibit 10.02

SYMANTEC CORPORATION

PERFORMANCE CONTINGENT STOCK UNIT

AWARD AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of providing incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Symantec Corporation (the “Company”) and its Subsidiaries and Affiliates.

B. The Participant is to render valuable services to the Company and/or its Subsidiaries and Affiliates, and this Performance Contingent Stock Unit Award Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of rights in respect of Common Stock in the form of Performance Contingent Stock Units (each, a “PCSU”).

C. All capitalized terms in this Agreement shall have the meaning assigned to them in Appendix A or B attached hereto. All undefined terms shall have the meaning assigned to them in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Performance Contingent Stock Units. The Company hereby awards to the Participant PCSUs under the Plan. Each PCSU represents the right to receive one share of Common Stock (each, a “Share”) upon vesting based on achievement of the stock price performance objectives set forth in Appendix B hereto, subject to the provisions of this Agreement (including any Appendices hereto). The number of Shares subject to this Award, the applicable vesting schedule for the PCSUs and the underlying Shares, the dates on which those vested Shares shall be issued to Participant and the remaining terms and conditions governing this Award shall be as set forth in this Agreement (including any Appendices hereto).

AWARD SUMMARY

Award Date and Number of Shares Subject to Award:	As set forth in the Notice of Grant of Award (the “Notice of Grant”). For the avoidance of doubt, the number of PCSUs granted is 450,000, as set forth in the Notice of Grant, to Steven Bennett on September 10, 2012.

Vesting Schedule:	The Shares shall vest pursuant to the schedule set forth on Appendix B hereto.

Issuance Schedule	The Shares in which the Participant vests (the “Vested Shares”) shall be issuable as set forth in Paragraph 6. However, the actual number of Vested Shares to be issued will be subject to the provisions of Paragraph 7 (pursuant to which the applicable taxes are to be collected).

2. Limited Transferability. This Award, and any interest therein, is not transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution or as consistent with this Agreement and the Plan.

3. Cessation of Service. Subject to the provisions of Appendix B hereto, should the Participant’s active service as an employee, director, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or an Affiliate of the Company be Terminated for any reason (whether or not in breach of local labor laws) prior to vesting in one or more Shares subject to this Award, then, upon such Termination, the PCSUs covering such unvested Shares will be immediately cancelled, the Participant shall cease to have any right or entitlement to receive any Shares under those cancelled PCSUs and the Participant’s right to receive PCSUs and vest under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing service. Notwithstanding the foregoing, in no event will the Participant’s service be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law). For purposes of service, transfer of employment between the Company and any Subsidiary or Affiliate shall not constitute Termination of Service. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Plan.

4. Corporate Transaction.

a. In the event of a Corporate Transaction, any or all outstanding PCSUs subject to this Agreement may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on the Participant, or the successor corporation (if any) may substitute an equivalent award or provide substantially similar consideration to the Participant as was provided to stockholders (after taking into account the existing provisions of the PCSUs). For purposes of this Section 4, assumed, converted or replaced means if, following the Corporate Transaction, the PCSU confers on the Participant the right to receive for each Share subject to the PCSU immediately prior to the Corporate Transaction the consideration received in the Corporate Transaction by holders of Shares held on the date of such transaction (and if holders were offered a choice of consideration, the type of consideration that is chosen by a majority of the holders of outstanding Shares); provided, that if such consideration is not solely common stock of the successor corporation or its parent, then the consideration received upon settlement of the PCSU may be solely common stock of the successor corporation or its parent equal in value to the per share consideration received by holders of Shares in the Corporate Transaction.

b. In the event such successor corporation (if any) fails to assume this Award or substitute an equivalent award (as provided in Paragraph 4(a) above) pursuant to a Corporate Transaction, then this Award will vest as to one hundred percent (100%) of the then Shares subject to this Award immediately prior to the consummation of the Corporate Transaction and upon consummation of the Corporate Transaction shall expire.

c. Any action taken pursuant to clauses (a) or (b) above must either (i) preserve the exemption of these PCSUs from Section 409A of the Code or (ii) comply with Section 409A of the Code.

d. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or if there is a change in the corporate structure, then appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

6. Issuance of Shares of Common Stock.

a. As soon as practicable following the applicable vesting date of any portion of the PCSU (including the date (if any) on which vesting of any portion of this PCSU accelerates), the Company shall issue to, or on behalf of, the Participant a certificate (which may be in electronic form) for the applicable number of Vested Shares, subject, however, to the provisions of Paragraph 7 pursuant to which the applicable taxes are to be collected. In no event shall the date of settlement (meaning the date that Vested Shares are issued) be later than two and one half (2 1/2) months after the later of (i) the end of the Company’s fiscal year in which the applicable vesting date occurs or (ii) the end of the calendar year in which the applicable vesting date occurs.

b. If the Company determines that the Participant is a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of the Participant’s “separation from service,” as defined in those regulations, then any PCSUs that otherwise would have been settled during the first six months following the Participant’s separation from service will instead be settled during the seventh month following the Participant’s separation from service, unless the settlement of those PSCUs is exempt from Section 409A of the Code.

c. In no event shall fractional Shares be issued.

d. The holder of this Award shall not have any stockholder rights, including voting rights, with respect to the Shares subject to the PCSUs until the Award holder becomes the record holder of those Shares following their actual issuance and after the satisfaction of the Tax Obligations (as defined below).

7. Tax Obligations. The Participant hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local and foreign employment, social insurance, payroll, income and other tax withholding obligations of the Company and/or any Affiliate (the “Tax Obligations”) that arise in connection with this Award; provided that absent an agreement to the contrary between the parties hereto, the withholding method provided for in alternative 3 below of this Section shall apply. The satisfaction of the Tax Obligations shall occur at the time the Participant receives a distribution of Shares or other property pursuant to this Award, or at any time prior to such time or thereafter as reasonably requested by the Company and/or any Affiliate in accordance with applicable law. The Participant hereby authorizes the Company and/or any Affiliate, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Tax Obligations by any of the following methods: (1) in the event the PCSU is to be settled in part in cash rather than settled in full in Shares, withholding from the cash to be distributed to the Participant in settlement of this Award, (2) permitting the Participant to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to sell a portion of the Shares to be delivered under the Award to satisfy the applicable Tax Obligations and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the proceeds necessary to satisfy the Tax Obligations directly to the Company and/or its Affiliates, and (3) withholding Shares that are otherwise to be issued and delivered to the Participant under this Award in satisfaction of the Tax Obligations; provided, however, that the amount of the Shares so withheld pursuant to alternative (3) shall not exceed the amount necessary to satisfy the required Tax Obligations using the minimum statutory withholding rates that are applicable to this kind of income. In addition, to the extent this Award is not settled in cash, the Company is authorized to satisfy any Tax Obligations by withholding for the Tax Obligations from wages and other cash compensation payable to the Participant or by causing the Participant to tender a cash payment to the Company if the Committee determines in good faith at the time the Tax Obligations arises that withholding pursuant to the foregoing alternatives (2) and (3) above are not in the best interest of the Company or the Participant. In the event the Tax Obligations arise prior to the delivery to the Participant of Shares or it is determined after the delivery of Shares or other property that the amount of the Tax Obligations was greater than the amount withheld by the Company and/or any Affiliate, the Participant shall indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or any Affiliate to withhold the proper amount. The Company may refuse to deliver the Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax Obligations as described in this Paragraph 7.

8. Compliance with Laws and Regulations.

a. The issuance of shares of Common Stock pursuant to the PCSU shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or an established market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.

b. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Common Stock hereby shall relieve the Company of any liability with respect to the non-issuance of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

9. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries designated by Participant.

10. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement (as may be updated from time to time by written notice from the Participant). All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11. Construction. This Agreement and the Notice of Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall apply. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the PCSU.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

13. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service with the Company at any time for any reason, with or without cause.

14. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, PCSUs granted under the Plan or future PCSUs that may be granted under the Plan (including, without limitation, disclosures that may be required by the Securities and Exchange Commission) by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 21st date of August, 2012.

SYMANTEC CORPORATION

By:	/S/ SCOTT C. TAYLOR

Name:	Scott C. Taylor

Title:	Executive Vice President, General Counsel & Secretary

Address:	350 Ellis Street

Mountain View, CA 94043

PARTICIPANT – STEPHEN M. BENNETT

Signature:	/S/ STEPHEN M. BENNETT

Address:	350 Ellis Street

Mountain View, CA 94043

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

1. Agreement shall mean this Performance Contingent Stock Unit Award Agreement, including all appendices hereto.

2. Award shall mean the award of PCSUs made to the Participant pursuant to the terms of this Agreement.

3. Award Date shall mean the date the PCSUs are granted to Participant pursuant to the Agreement and shall be the date indicated in the Notice of Grant.

4. Code shall mean the Internal Revenue Code of 1986, as amended.

5. Committee shall mean the Compensation Committee of the Company Board of Directors.

6. Corporate Transaction shall mean

(a)	a dissolution or liquidation of the Company,

(b)	a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under the Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants),

(c)	a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company,

(d)	the sale of substantially all of the assets of the Company, or

(e)	any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company).

7. Common Stock shall mean shares of the Company’s common stock, par value $0.01 per share.

8. Notice of Grant shall mean such notice as provided by the Stock Administration Department of the Company, or such other applicable department of the Company, providing Participant with notice of the issuance of a PCSU pursuant to the Plan and terms of this Agreement.

9. Participant shall mean the person named in the Notice of Grant relating to the PCSUs covered by this Agreement.

10. Plan shall mean the Company’s 2004 Equity Incentive Plan, as the same may be amended from time to time.

APPENDIX B

VESTING SCHEDULE

The PCSUs shall vest based on the metrics set forth below. Terms not otherwise defined the Agreement or the Notice of Grant shall have the meaning ascribed to them in the Plan.

1. Vesting Schedule

Subject to Participant being employed on the day the PCSUs vest pursuant to the performance metrics set forth below, the PCSUs shall vest in accordance with the following schedule:

Upon certification by the Committee at the end of each applicable Company Fiscal Quarter (which certification shall occur not later than the first regularly-scheduled meeting of the Committee during the Company Fiscal quarter immediately following the most recently completed Company Fiscal Quarter) that the Closing Average Price for the applicable Company Fiscal Quarter is at or above $18.00; $20.00 or $22.00 (each, a “Price Threshold”), then 150,000 of the total Shares subject to the PCSU (the “Shares”) shall vest upon the Company’s first achievement of the lowest Price Threshold, 300,000 of the Shares shall vest upon the Company’s first achievement of the middle Price Threshold, and all of the remaining unvested Shares shall vest upon the Company’s first achievement of the highest Price Threshold, in each case as calculated at the end of each Company Fiscal Quarter during the Vesting Window and less any Shares that vested upon the achievement of a Price Threshold in a Company Fiscal Quarter prior to the Company Fiscal Quarter in which the achievement is measured. For example, if the Company achieved the lowest Price Threshold for the first time with respect to the third quarter of fiscal year 2013 and achieves the middle Price Threshold for the first time with respect to the first quarter of fiscal 2014, then an additional 150,000 of the Shares shall vest as a result of achievement of the middle Price Threshold, it being understood that the Participant vested into 150,000 of the Shares with respect to the third quarter of fiscal year 2013.

In the event the Closing Average Price of $18.00; $20.00 and $22.00 is not achieved during the Vesting Window, then all Shares subject to the PCSU shall be forfeited.

2. Vesting Acceleration

In the event Participant’s employment is terminated by the Company without Cause (as such term is defined in Participant’s employment agreement with the Company dated August 21, 2012 (the “Employment Agreement”)) or Participant terminates employment with the Company for Good Reason (as such term is defined in the Employment Agreement) during the Vesting Window and prior to the date on which all of the Shares have vested, then 225,000 (or , if less than 225,000, the full number of unvested Shares then remaining) of the Shares shall vest in addition to any Shares that have previously vested, and any remaining unvested Shares subject to the PCSU shall be forfeited.

In the event of the death or Disability (as defined in the Employment Agreement) of Participant during the Vesting Window, 100% of the then unvested Shares subject to the PCSU shall vest.

If Participant suffers a termination of employment as set forth in Section 1 of the Company’s Executive Retention Plan (as amended and restated on April 30, 2012) (the “Retention Plan”), then the vesting of the Shares subject to the PCSU shall be as set forth in the Retention Plan.

3. Definitions

“Closing Average Price” means the twenty-(20) day trailing average of the closing price per share of Company Common Stock for the period ending of the last day of each Company Fiscal Quarter during the Vesting Window.

“Vesting Window” means the three-year period commencing on March 31, 2012 and ending on April 3, 2015.

“Company Fiscal Quarter” means the first, second, third and fourth quarter, as the case may be, of the applicable fiscal year of the Company.

APPENDIX C

ADDITIONAL PROVISIONS

1. Nature of the Grant. In signing this Agreement, the Participant acknowledges that:

a. the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b. the grant of PCSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PCSUs, or benefits in lieu of PCSUs even if PCSUs have been awarded repeatedly in the past;

c. all decisions with respect to future grants of PCSUs, if any, will be at the sole discretion of the Company;

d. the Participant’s participation in the Plan is voluntary;

e. the Participant’s participation in the Plan will not create a right to further employment with the Company or the Participant’s actual employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate Participant’s service at any time with or without cause;

f. PCSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and PCSUs are outside the scope of the Participant’s employment contract, if any;

g. PCSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

h. in the event that Participant is not an employee of the Company, the grant of PCSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of PCSUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;

i. the future value of the underlying Shares is unknown and cannot be predicted with certainty;

j. if the Participant receives Shares upon vesting, the value of such Shares acquired on vesting of PCSUs may increase or decrease in value; and

k. in consideration of the grant of PCSUs, no claim or entitlement to compensation or damages arises from termination of the PCSUs or diminution in value of the PCSUs or Shares received upon vesting of PCSUs resulting from Termination of the Participant’s service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

2. Data Privacy Notice and Consent.

a. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer, the Company, its Parent, its Subsidiaries and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

b. The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PCSUs or any other entitlement to shares of Common Stock awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

c. The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the PCSUs may be deposited. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusal or withdrawal of consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

3. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.